AVIS BUDGET GROUP REPORTS FIRST QUARTER RESULTS

•	Revenue increased 2% in the first quarter to $1.9 billion and grew 3% in constant currency.

•	Adjusted EBITDA was $44 million.

•	Adjusted diluted loss per share was $0.28, and GAAP diluted loss per share was $0.53.

•	Company reaffirms its 2016 Adjusted EBITDA and earnings per share estimates.

PARSIPPANY, N.J., May 3, 2016 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2016. For the quarter, the Company reported revenue of $1.9 billion and Adjusted EBITDA of $44 million. The Company reported an adjusted net loss of $27 million, or $0.28 per share, in the seasonally slower first quarter. The Company’s GAAP net loss was $51 million, or $0.53 per share.

“Our first quarter results reflect modest demand growth and unusually soft pricing in the Americas,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “In this environment, we managed our costs and fleet levels carefully. Pricing has already started to turn the corner, and we expect to see progressive improvement in both our pricing metrics and our earnings comparisons over the course of the year.”

Executive Summary
Revenue increased 2% in first quarter 2016 and grew 3% in constant currency, primarily due to an 8% increase in rental days (5% excluding the acquisition of Maggiore). First quarter Adjusted EBITDA was $44 million. Results benefited from increased rental volumes, offset by reduced pricing, higher per-unit fleet costs and a $33 million negative impact from currency movements, including losses on currency hedges.

Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2016	2015	% change
Revenue	$1,364	$1,375	(1%)
Adjusted EBITDA	$63	$115	(45%)

Revenue declined 1% primarily due to lower pricing, partially offset by a 3% increase in volume. Pricing declined 5% in constant currency and on a reported basis. Per-unit fleet costs increased 6% to $312 per month. Adjusted EBITDA decreased 45% in the first quarter to $63 million, driven by lower pricing and higher per-unit fleet costs, partially offset by higher volumes and higher fleet utilization.

International

	2016	2015	% change
Revenue	$517	$475	9%
Adjusted EBITDA	$1	$16	(94%)

Revenue increased 9% despite a $25 million (5%) negative impact from movements in currency exchange rates compared to the prior year. Rental days increased 21% and pricing declined 5% in constant currency. Excluding the acquisition of Maggiore in April 2015, rental days increased 12%, and total revenue per rental day declined 3% in constant currency (comprised of a 3% decline in pricing and unchanged ancillary revenue per day). Per-unit fleet costs declined 9%, to $221 per month, and declined 5% in constant currency. Adjusted EBITDA decreased $15 million, but increased $14 million in constant currency, due to higher volumes and lower per-unit fleet costs.

Other Items

Share Repurchases - The Company repurchased approximately 3.0 million shares of its common stock, or 3% of its shares outstanding, at a cost of $80 million in the first quarter.

Debt Refinancing - In March, the Company completed a $350 million offering of senior notes due 2024 with an interest rate of 6.375%. The Company will use proceeds from the offering primarily to redeem $300 million of senior notes due 2017.

In March, the Company’s Avis Budget Rental Car Funding subsidiary issued $450 million of five-year vehicle-backed notes with a weighted-average interest rate of 3.25%. The proceeds from the borrowing will be used to repay maturing vehicle-backed debt and to purchase cars in the United States.

Technology - In the first quarter, the Company completed the roll-out of new website and mobile-app reservations technologies to twelve countries in Europe, continued the development and implementation of its Demand-Fleet-Pricing yield-management tools worldwide, and launched a pilot of “self-service” vehicle rental capabilities at Avis locations in the United States.

Outlook
The Company today updated its estimated full-year 2016 results, with no change to its estimates of Adjusted EBITDA or adjusted diluted earnings per share. The Company expects:

•
Full-year 2016 revenue will increase 3% to 5% to $8.75 to $8.9 billion. Movements in currency exchange rates are now expected to have minimal impact on the Company’s revenue growth. In the Company’s Americas segment, rental days are expected to increase 2% to 4%, and pricing is now expected to decline approximately 1% in constant currency. In the Company’s International segment, revenue is expected to increase 7% to 10% in constant currency.

•
Total Company per-unit fleet costs are expected to be $280 to $290 per month in 2016, compared to $277 in 2015. In the Company’s Americas segment, per-unit fleet costs are expected to be $305 to $313 per month in 2016, an increase of 3% to 5% compared to $297 in 2015. In the Company’s International segment, per-unit fleet costs are expected to be $225 to $235 per month in 2016, compared to $229 per month in 2015, which represents a decrease of 1% to an increase of 3% in constant currency.

•
Adjusted EBITDA is expected to be $820 million to $900 million, including an approximately $20 million negative year-over-year impact from movements in currency exchange rates and more than $50 million of incremental investments in our business.

•	Interest expense related to corporate debt will be approximately $205 million.

•	2016 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $190 million.

•	Adjusted pretax income will be $425 million to $505 million.

•	The Company’s effective tax rate applicable to adjusted pretax income in 2016 will be approximately 39%.

•	The Company’s diluted share count will be 94 million to 96 million, including the effect of repurchasing $300 million of stock in 2016.

Based on these expectations, the Company estimates that its 2016 adjusted diluted earnings per share will be $2.70 to $3.30. Such estimate includes a negative impact from currency exchange rates of approximately 12 cents per share. The Company also expects that it will generate $450 to $500 million of free cash flow in 2016, and that it will repurchase $300 to $400 million of common stock in 2016.

Investor Conference Call
Avis Budget Group will host a conference call to discuss first quarter results and its outlook on May 4, 2016, at 8:30 a.m. (ET). Investors may access the call live and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on May 4 until 8:00 p.m. (ET) on May 18 at (402) 998-1136.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with nearly one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2015, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share, are income before income taxes, net cash provided by operating activities, income before income taxes, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended March 31,
	2016	2015	% Change
Income Statement and Other Items
Net revenues	$1,881	$1,850	2%
Adjusted EBITDA (non-GAAP)	44	117	(62%)
Loss before income taxes	(86)	(16)	*
Net loss	(51)	(9)	*
Loss per share - Diluted	(0.53)	(0.09)	*

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted pretax income (loss)	(52)	26	*
Adjusted net income (loss)	(27)	19	*
Adjusted earnings (loss) per share - Diluted	(0.28)	0.17	*

	As of
	March 31, 2016	December 31, 2015
Balance Sheet Items
Cash and cash equivalents	$876	$452
Vehicles, net	11,953	10,658
Debt under vehicle programs	9,861	8,860
Corporate debt	3,838	3,461
Stockholders’ equity	371	439

	Segment Results
		Three Months Ended March 31,
		2016	2015	% Change
	Net Revenues
	Americas	$1,364	$1,375	(1%)
	International	517	475	9%
	Corporate and Other	—	—	*
	Total Company	$1,881	$1,850	2%

	Adjusted EBITDA (B)
	Americas	$63	$115	(45%)
	International	1	16	(94%)
	Corporate and Other	(20)	(14)	*
	Total Company	$44	$117	(62%)

Reconciliation of Adjusted EBITDA to Loss before income taxes
	Total Company Adjusted EBITDA	$44	$117
Less:	Non-vehicle related depreciation and amortization	61	49
	Interest expense related to corporate debt, net	50	52
	Restructuring expense	15	1
	Transaction-related costs, net	4	31
	Loss before income taxes	$(86)	$(16)	*

_______
*	Not meaningful.
(A)
In the three months ended March 31, 2016, our adjusted results exclude certain items in our operating results of $34 million ($24 million, net of tax), consisting of $15 million ($11 million, net of tax) in restructuring expense, $15 million ($10 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $4 million ($3 million, net of tax) for acquisition- and integration-related expenses.
In the three months ended March 31, 2015, our adjusted results exclude certain items in our operating results of $42 million ($28 million, net of tax), consisting of $31 million ($21 million, net of tax) for transaction-related costs driven by a non-cash charge recognized in connection with the acquisition of the Avis and Budget license rights for Norway, Sweden and Denmark, $10 million ($7 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $1 million ($0 million, net of tax) in restructuring expense.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $13 million in first quarter 2016 and 2015.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues
Vehicle rental	$1,328	$1,319
Other	553	531
Net revenues	1,881	1,850

Expenses
Operating	1,040	985
Vehicle depreciation and lease charges, net	463	432
Selling, general and administrative	269	248
Vehicle interest, net	65	68
Non-vehicle related depreciation and amortization	61	49
Interest expense related to corporate debt, net	50	52
Restructuring expense	15	1
Transaction-related costs, net	4	31
Total expenses	1,967	1,866

Loss before income taxes	(86)	(16)
Benefit from income taxes	(35)	(7)
Net loss	$(51)	$(9)

Loss per share
Basic	$(0.53)	$(0.09)
Diluted	$(0.53)	$(0.09)

Weighted average shares outstanding
Basic	96.3	106.1
Diluted	96.3	106.1

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

		Three Months Ended March 31,
		2016	2015	% Change

Americas

	Rental Days (000’s)	23,120	22,441	3%
	Time and Mileage Revenue per Day (A)	$39.34	$41.55	(5%)
	Average Rental Fleet	358,229	356,396	1%

International (B)

	Rental Days (000’s)	9,467	7,814	21%
	Time and Mileage Revenue per Day (C)	$32.16	$35.52	(9%)
	Average Rental Fleet	148,718	124,472	19%

Total

	Rental Days (000’s)	32,587	30,255	8%
	Time and Mileage Revenue per Day	$37.26	$39.99	(7%)
	Average Rental Fleet	506,947	480,868	5%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Excluding currency exchange effects, time and mileage revenue per day decreased 5 percentage points in the three months ended March 31, 2016.
(B)	Excluding the April 2015 acquisition of Maggiore, the results for International would have been as follows:
		Three Months Ended March 31,
		2016	2015	% Change
	International (excluding Maggiore)

	Rental Days (000’s)	8,751	7,814	12%
	Time and Mileage Revenue per Day *	$32.64	$35.52	(8%)
	Average Rental Fleet	137,678	124,472	11%

	*Excluding currency exchange effects, time and mileage revenue per day decreased 3 percentage points in the three months ended March 31, 2016.
(C)	Excluding currency exchange effects, time and mileage revenue per day decreased 5 percentage points in the three months ended March 31, 2016.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2016
Operating Activities
Net cash provided by operating activities	$463

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(38)
Net cash used in investing activities of vehicle programs	(1,166)
Net cash used in investing activities	(1,204)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	255
Net cash provided by financing activities of vehicle programs	892
Net cash provided by financing activities	1,147

Effect of changes in exchange rates on cash and cash equivalents	18
Net change in cash and cash equivalents	424
Cash and cash equivalents, beginning of period	452
Cash and cash equivalents, end of period	$876

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2016
Loss before income taxes	$(86)
Add-back of non-vehicle related depreciation and amortization	61
Add-back of transaction-related costs	4
Working capital and other	26
Capital expenditures	(40)
Tax payments, net of refunds	(10)
Vehicle programs and related (B)	202
Free Cash Flow	157

Acquisition and related payments, net of acquired cash	(1)
Borrowings, net of debt repayments	346
Transaction-related payments	(5)
Repurchases of common stock	(86)
Foreign exchange effects, financing costs and other	13
Net change in cash and cash equivalents (per above)	$424

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2016
Free Cash Flow (per above)	$157
Investing activities of vehicle programs	1,166
Financing activities of vehicle programs	(892)
Capital expenditures	40
Proceeds received on asset sales	(3)
Change in restricted cash	—
Acquisition-related payments	—
Transaction-related payments	(5)
Net Cash Provided by Operating Activities (per above)	$463

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to loss before income taxes can be found on Table 1 and a reconciliation of loss before income taxes to net loss can be found on Table 2.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income (loss), adjusted net income (loss) and adjusted diluted earnings (loss) per share for the three months ended March 31, 2016 and 2015, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2016 and 2015.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to loss before income taxes, net loss and diluted loss per share are as follows:

		Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to loss before income taxes:		2016	2015

	Adjusted EBITDA	$44	$117

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	46	39
	Interest expense related to corporate debt, net	50	52
	Adjusted pretax income (loss)	(52)	26

	Less certain items:
	Restructuring expense	15	1
	Acquisition-related amortization expense	15	10
	Transaction-related costs, net	4	31
	Loss before income taxes	$(86)	$(16)

Reconciliation of adjusted net income (loss) to net loss:

	Adjusted net income (loss)	$(27)	$19
	Less certain items, net of tax:
	Restructuring expense	11	—
	Acquisition-related amortization expense	10	7
	Transaction-related costs, net	3	21
	Net loss	$(51)	$(9)

	Adjusted diluted earnings (loss) per share	$(0.28)	$0.17

	Loss per share - Diluted	$(0.53)	$(0.09)

	Shares used to calculate adjusted diluted earnings (loss) per share	96.3	107.6

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.